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                                                                    EXHIBIT 21.1

               Subsidiaries of Summit Properties Partnership, L.P.

 1.  Summit Management Company, a Maryland corporation
 2. Stony Point/Summit limited Partnership, a Virginia limited partnership
 3.  Summit/Belmont Limited Partnership, a Virginia limited partnership
 4. Henderson/McGuire Partners (Limited Partnership), a Delaware limited partnership
 5.  McGregor/McGuire Limited Partnership, a Florida limited partnership
 6.  Summit American Associates, a Florida limited partnership
 7.  Portofino Place, Ltd., a Florida limited partnership
 8.  Sand Lake Joint Venture, a Florida general partnership
 9.  Foxcroft East Associates, a North Carolina limited partnership
10.  Summit Stonefield, LLC, a Pennsylvania limited liability company
11.  Summit Southwest, L.P., a Delaware limited partnership